Exhibit 99.2

Operator’s Opening Script:

Welcome to the Third Quarter 2018 Healthcare Trust, Inc. webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from these forward-looking statements. The risk factors that could cause these differences are more fully discussed in our filings with the SEC.

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com.

I would now like to turn the call over to Michael Weil, Chief Executive Officer of AR Global. Please go ahead.

Opening Script

Good afternoon everyone, this is Mike Weil, CEO of AR Global. Welcome to our third quarter 2018 update for Healthcare Trust, Inc.

I would like to highlight a few updates on the AR Global platform before going through HTI’s 3rd quarter webinar materials.

AR Global manages three non-traded REITs and two publicly traded REITs. Two of our non-traded REITs, American Realty Capital New York City REIT and Healthcare Trust, Inc. remain focused on the deployment of available capital and portfolio growth, lease-up opportunities to create additional value, taking advantage of new financing opportunities, and ultimately the full cycle liquidity for shareholders. The remaining non-traded REIT, American Realty Capital Healthcare Trust III, sold all of its properties to Healthcare Trust, Inc. in December 2017, and is now finalizing its shareholder-approved plan of liquidation.

American Finance Trust is one of our publicly traded REITs having listed its shares on the Nasdaq on July 19, 2018. 75% of AFIN shares are now freely tradeable, with the final 25% of shares set to become tradeable no later than next month in January 2019. AFIN is positioned well as a public company, as it has a diversified U.S. portfolio of single-tenant and multi-tenant properties, with a high concentration of service-retail assets. At the end of the third quarter, the company has expanded to 616 properties with portfolio occupancy of 94% and average contractual rent growth of 1.4% per year. The weighted-average remaining lease term for the portfolio is 8.6 years.

Our other publicly traded REIT, Global Net lease, or GNL, for the third quarter saw its revenue increase 11% year-over-year to $72 million and third quarter AFFO increased from the second quarter to $40 million. During the quarter, GNL closed on the acquisition of four assets totaling $105 million. GNL continues to build out its high-quality acquisition pipeline, and expects to close on nearly $400 million of acquisitions by the end of 2018. The total acquisitions and identified pipeline have a weighted-average GAAP cap rate of 7.7%, and a weighted average remaining lease term of over 11 years. The addition of these properties supports GNL’s objective of owning long-term, net-leased assets at attractive cap rates with investment grade and creditworthy tenants. GNL successfully closed a $93 million common equity issuance in November 2018, and net proceeds will be used to finance the acquisition pipeline and for general corporate purposes. Robust institutional and retail demand show that GNL’s strategy is resonating with the public equity markets.

Healthcare Trust, Inc. has continued to grow its NOI in 2018, with YTD Q3 2018 NOI of $104 million, an 11% increase from YTD Q3 2017. Over 90% of HTI’s NOI is derived from two desirable segments, Medical Office Buildings and Senior Housing Operating Properties, which demonstrates the quality of the HTI portfolio. Additionally, HTI will continue to benefit from the senior housing operating expertise of John Rimbach and his management team.

New York City REIT’s major asset management initiative has been a comprehensive lease-up plan to increase occupancy levels. We are pleased to announce these efforts are working, with total portfolio occupancy now exceeding 90% as of Q3 2018. During the third quarter, leasing activity accelerated, with 21,500 square feet of new leases executed, as well as two lease renewals for a total of 22,500 square feet.

We will continue with the lease-up efforts and we look forward to providing ongoing updates in the coming months.

I’d like to thank you for taking the time to join us today, and now we will begin today’s presentation.

HTI Webinar Script

Slide 2: Executive Summary – (Mike Weil)

Healthcare Trust Inc. has a $2.5 billion healthcare real estate portfolio focused on two strong and healthy sectors – Medical Office (“MOB”) and Seniors Housing Operating Properties (“SHOP”). These two segments represent over 90% of HTI’s net operating income. Medical Office continues to be a strong performer within the HTI portfolio, with predictable and stable rent payments along with contractual rent increases.

The Company’s SHOP portfolio continues to benefit from the addition of John Rimbach and his senior housing management team as they actively manage the portfolio. John brings strong expertise in senior housing management that he has established over a successful 30-year career, while also bringing on an experienced operating team with him.

Management is committed to the proactive management of the portfolio and continues to drive improvement through incremental leasing, both new leases and extension and expansion of existing leases, replacement of underperforming operators, and selective property acquisitions and dispositions. Additionally, HTI successfully closed on 4 high quality MOB properties for a contract purchase price of approximately $36 million during Q3 2018.

Slide 3: Portfolio Snapshot - (Mike Weil)

As of September 30, 2018, the portfolio consisted of 196 properties representing $2.5 billion of value and approximately 9.3 million square feet. The portfolio includes 110 medical office buildings, 58 senior housing operating properties, 4 net leased senior housing properties, 17 post-acute and skilled nursing facilities, 4 hospitals, 2 land parcels and 1 development property.

The medical office buildings are 88.7% occupied with a weighted average remaining lease term of 4.9 years. The senior housing operating properties are 85.9% occupied and the senior housing triple-net leased properties are 100% occupied with a weighted average remaining lease term of 12.3 years. The post-acute/skilled nursing properties were 100% leased at quarter-end with a weighted average remaining lease term of 10.0 years and the hospitals were 88.8% leased with a weighted average remaining lease term of 4.7 years.

I would now like to turn the call over to Katie Kurtz, Chief Financial Officer of HTI.

Slide 4: Portfolio Overview – (Katie Kurtz)

Thank you, Mike. As you can see on the left side of the slide, NOI increased 11% from approximately $94 million YTD in the third quarter 2017 to $104 million YTD in the third quarter 2018. Additionally, on the circular chart, you can see the split of this $104 million of NOI is 49% from Medical Office Buildings, 44% from Senior Housing Operating Properties, and 7% from triple-net leased senior housing, post-acute, skilled nursing and hospital facilities. The Medical Office Building portfolio continues to perform well with high occupancy and good retention. We acquired eleven MOB properties and one land parcel through the first nine months of 2018 for an aggregate contract purchase price of $66.7 million. Within our senior housing operating properties, or SHOP portfolio, we have transitioned triple-net leased properties to an operating structure. Our triple-net properties round out the HTI portfolio, and during 2018 management has successfully replaced tenants in the skilled nursing facility portfolio (“SNF”).

Slide 5: Capital Structure Overview – (Katie Kurtz)

Turning the page, Slide 5 provides a snapshot of our capital structure at the end of the third quarter. As you can see here, our total debt outstanding was $1.02 billion with a net debt position of $968 million. With real estate assets of $2.5 billion, our net debt to real estate assets ratio is 38%.

Our revolving credit facility allows for committed borrowings of up to $565 million. The weighted-average interest rate in Q3 2018 was 4.44%.

The company has $471 million in secured debt, including a $119 million loan that closed in April 2018. The loan locked in a low 4.6% interest rate over a 10-year term. We continue to improve the Company’s capital structure by extending our debt maturity profile, and locking in long-term attractive financing rates.

I would now like to turn the call back to Mike for some discussion about Corporate Initiatives.

Slide 6: Corporate Initiatives – (Mike Weil)

The Company identified a number of key corporate initiatives on which the company continues to execute:

1.	HTI will continue to focus on the most attractive sectors in healthcare, particularly medical office and seniors housing, and is actively pursuing acquisitions in these spaces.

2.	Actively manage our assets for optimal profitability, including incremental leasing of vacant space, extending current leases, and replacing underperforming managers and tenants for improved earnings and value.

3.	A commitment to maintain the Company’s strong balance sheet; HTI has a conservative leverage profile to support its real estate portfolio. Net leverage remains under 40% and as Katie mentioned, HTI has a large $565 million credit facility that provides liquidity and flexibility.

Slide 7: Healthcare Market Overview - (Mike Weil)

As it relates to continued investment in the sector, in our view, the Healthcare Real Estate Market remains healthy. Medical office fundamentals have remained strong, and this asset class continues to be a foundational piece of the HTI portfolio. 2% to 3% annual NOI growth for medical office properties is expected, providing a positive tailwind for the sector and HTI’s medical office portfolio.

Investor demand for senior housing properties also remain strong and cap rates have remained relatively stable, and in a similar range to the medical office buildings. There are some slight pressures in the sector due to elevated development and construction activity of senior housing properties, but the segment is supported by an acceleration in ageing demographics.

We have seen the large, publicly traded healthcare REITs do spin-offs or significant divestitures of skilled nursing properties. In our experience, some entrepreneurial groups, particularly operators of this property type are buying, but generally, selling pressure has exceeded investor demand. We remain cautious on this property type and our posture is currently more oriented to selective disposition of this asset type than acquisitions.

Our acquisition strategy continues to focus on the best-performing sectors of MOBs and Senior Housing.

Slide 8: Organizational Leadership – (Mike Weil)

Our team has significant experience both in the industry and with AR Global sponsored programs, including previous healthcare offerings on the AR Global platform.

As mentioned last quarter, we have brought on John Rimbach as President of Healthcare Facilities. He has 30 years of experience in the senior housing space, as he was previously the CEO and founder of a successful senior housing company, WESTLiving.

With that, I'll turn the call over to Katie to walk us through the Share Repurchase Program in more detail and then I will follow up with some closing remarks. Katie?

Slide 9: Supplemental Information – (Katie Kurtz)

Please turn to slide 9 entitled ‘Supplemental Information’.

Following the suspension of the share repurchase program, in March due to the Company’s tender offer, we announced, on June 29, 2018, that the Board unanimously determined to reactivate the SRP, effective June 30, 2018. In connection with reactivating the SRP, the Board approved all repurchase requests received during the period from January 1, 2018 through the suspension of the SRP on March 13, 2018. Accordingly, 155,904 shares were repurchased on July 31, 2018 for $3.2 million at an average price per share of $20.25, representing 100% of the repurchase requests made following the death or qualifying disability of stockholders during the period from January 1, 2018 through the suspension of the SRP on March 13, 2018. No repurchase requests received during the SRP suspension were accepted.

Closing Statements - (Mike Weil)

We thank you for joining us today. For account information, including balances and the status of submitted paperwork or for any questions in general, please call us at (866) 902-0063.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com.

Thank you for attending today’s presentation. You may now disconnect.